UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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Host Marriott Corporation

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6903 Rockledge Drive, Suite 1500

Bethesda, Maryland 20817-1109

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD THURSDAY, MAY 20, 2004

To Our Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders of Host Marriott Corporation, a Maryland corporation, which will be held in Salon I at The Ritz-Carlton, Tysons Corner, located at 1700 Tysons Boulevard, McLean, Virginia, on Thursday, May 20, 2004 at 11:00 a.m. Doors to the meeting will open at 10:30 a.m. At the meeting, stockholders will be asked to consider and vote on the following proposals:

Proposal 1:	Election of directors;

Proposal 2:	Ratification of the appointment of KPMG LLP as independent auditors of the Company to serve for 2004; and

Proposal 3:	Consideration of a proposal to amend the Company’s Articles of Incorporation to de-classify the Board of Directors.

Stockholders will also transact any other business that may properly come before the annual meeting.

If you were a stockholder of record at the close of business on March 30, 2004, you may vote at the annual meeting. Whether or not you plan to attend the meeting, please take the time to vote by completing and mailing the enclosed proxy card in the envelope provided.

This proxy statement provides information about the proposals to be voted upon at the meeting and the procedures for the meeting. It also describes how the Company’s Board of Directors operates and gives certain information about the Company. Also included with this proxy statement is a copy of our 2003 Annual Report to Stockholders. We encourage you to read the proxy statement and the annual report carefully.

BY ORDER OF THE BOARD OF DIRECTORS,

ELIZABETH A. ABDOO
Corporate Secretary

April 15, 2004

Your vote is important to us. Please promptly complete, date, sign and return the enclosed proxy card whether or not you plan to attend the meeting.

Please refer to the reverse side of this notice for information on accommodations and directions to the hotel.

ANNUAL MEETING OF STOCKHOLDERS

OF HOST MARRIOTT CORPORATION

The 2004 Annual Meeting of Stockholders of Host Marriott Corporation will be held in Salon I at The Ritz-Carlton, Tysons Corner, located at 1700 Tysons Boulevard, McLean, Virginia, on Thursday, May 20, 2004, at 11:00 a.m. Doors to the meeting will open at 10:30 a.m.

A special “Stockholder Annual Meeting” rate is offered at the hotel for Wednesday, May 19, 2004, the night before the meeting. A limited number of rooms are available for this special rate of $219.00, single or double occupancy. To receive this special rate, please call the hotel directly and ask for the Host Marriott Corporation “Stockholder Annual Meeting” rate for May 19. Applicable taxes and gratuities are additional, and reservations are required in advance. This discount may not be used in conjunction with any other discount, coupon or group rate.

The Ritz-Carlton, Tysons Corner

1700 Tysons Boulevard

McLean, Virginia 22102

Telephone: (703) 506-4300

Directions to the hotel:

From Ronald Reagan Washington National Airport (14 miles): Take Route 233 West and then Route 1 North. Go two miles and switch over to Route 110 North. Go another 2 miles and take I-66 West eight miles to Exit 67 (I-495 North, Dulles Airport). Stay in the right lane (sign reads “To All Local Exits”). Then take exit 19-A (Tysons Corner). At the fourth light turn right onto Tysons Boulevard. The Ritz-Carlton Hotel is on the left, ¼ mile ahead.

From Dulles International Airport (12 miles): Take the Dulles Toll Road (Route 267) East to Exit 17 (Spring Hill Road). Turn right onto Spring Hill Road which becomes International Drive. Turn left at the third light onto Tysons Boulevard. The Ritz-Carlton Hotel is on the right, at 1700 Tysons Boulevard.

West on I-66 from Downtown Washington, D.C.: Take I-66 West to Exit 67, I-495 North, Dulles Airport. Stay in the right lane (sign reads “To All Local Exits”). Take Exit 19-A (Tysons Corner). At the fourth light turn right onto Tysons Boulevard. The hotel is on the left, ¼ mile at 1700 Tysons Boulevard.

PROXY STATEMENT

HOST MARRIOTT CORPORATION

6903 Rockledge Drive, Suite 1500

Bethesda, Maryland 20817-1109

PROXY STATEMENT

ATTENDANCE AND VOTING MATTERS

Q:	What is a proxy?

A proxy is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. When you properly execute and return the enclosed proxy card, you are giving the persons named on the card your direction to vote your shares of common stock at the annual meeting as you designate on the proxy card.

Q:	What is a proxy statement?

We sent you this proxy statement and the enclosed proxy card because our Board of Directors is soliciting your proxy to vote your shares at the annual stockholders meeting. This proxy statement summarizes information that we are required to provide you under the rules of the Securities and Exchange Commission, or SEC, when we ask you to sign a proxy. It is designed to assist you in voting.

Q:	What does it mean if I get more than one proxy card?

You should vote on each proxy card you receive. You will receive separate proxy cards for all of the shares you hold in different ways, such as jointly with another person, or in trust, or in different brokerage accounts. If you hold shares in a stock brokerage account, you will receive a proxy card or information about other methods of voting from each broker, and you must send your vote to your broker according to the broker’s instructions.

Q:	What may I vote on?

You may vote on the following proposals

(1)	Election of Richard E. Marriott, Christopher J. Nassetta and John B. Morse, Jr. as directors;

(2)	the ratification of the appointment of KPMG LLP as independent auditors of the Company for 2004;

(3)	a proposal to amend the Company’s Articles of Incorporation to de-classify the Board of Directors; and

(4)	any other business as may properly come before the meeting or any adjournment or postponement thereof.

Q:	Who is entitled to vote?

Anyone who owned common stock of the Company at the close of business on Tuesday, March 30, 2004, the record date, is entitled to vote at the annual meeting.

We are first sending the proxy solicitation materials, together with the Company’s 2003 Annual Report, on April 15, 2004 to all stockholders entitled to vote at the meeting.

Q:	How do I vote?

You may vote your shares of common stock either by proxy or in person. You may vote in person by attending the annual meeting and voting in person. You can vote by proxy by completing, signing and dating the enclosed proxy card and returning it to us by mail in the envelope provided. The instructions for voting are contained on the enclosed proxy card. The individuals named on the card are your proxies. They will vote your shares as you indicate. If you sign and return your card without indicating how you wish to vote, all of your shares will be voted:

(1)	FOR each of the nominees for director;

(2)	FOR the ratification of the appointment of KPMG LLP as independent auditors of the Company for 2004;

(3)	FOR the proposal to amend the Company’s Articles of Incorporation to de-classify the Board of Directors; and

(4)	in the discretion of your proxies on any other matters that may properly come before the annual meeting.

Q:	What if I return my proxy card and then change my mind?

You have the right to revoke your proxy at any time before the annual meeting if you:

(1)	File a written notice of revocation dated after the date of your proxy with EquiServe Trust Company, N.A., or EquiServe, in its capacity as our transfer agent; or

(2)	send EquiServe a later-dated proxy for the same shares of common stock; or

(3)	attend the annual meeting AND vote there in person.

The mailing address for EquiServe is P.O. Box 8611, Edison, New Jersey 08818-9119.

Q:	How many shares of common stock may vote at the annual meeting?

At the close of business on March 30, 2004, there were 324,178,840 shares of our common stock issued and outstanding. Every stockholder is entitled to one vote for each share of common stock held.

Q:	What vote is required to approve each proposal?

Directors are elected by a plurality of the votes cast. In the event there are more nominees than directors to be elected, the top nominees in terms of “for” votes received will be elected directors. Shares not voted will not affect the election of the directors except to the extent that failure to vote for an individual results in another individual’s receiving a larger proportion of votes.

The proposal to ratify the approval of KPMG LLP as independent auditors for 2004 will require approval by a majority of votes cast at the annual meeting.

Under the Company’s Articles of Incorporation, the proposal to amend the Articles of Incorporation to de-classify the Board of Directors must receive the affirmative vote of the holders of at least two-thirds of the total number of outstanding shares of our common stock as of the record date.

Q:	What is a “quorum”?

A quorum is the presence at the annual meeting, in person or by proxy, of a majority of the outstanding shares of our common stock. Since there were 324,178,840 shares of common stock outstanding at the close of business on March 30, 2004, the presence of holders of 162,089,421 shares is a quorum. We must have a quorum to conduct the meeting. If a quorum is not present or if we decide that more time is necessary for the solicitation of proxies, we may adjourn the annual meeting. We may do this with or without a stockholder vote. If there is a stockholder vote to adjourn, the named proxies will vote all shares of common stock for which they have voting authority in favor of adjournment.

Q:	How are abstentions and broker non-votes treated?

Shares of our common stock represented by proxies that are marked “withhold authority” (with respect to the election of the nominees for election as a director), or marked “abstain,” or which constitute broker non-votes, will be counted as present at the meeting for the purpose of determining a quorum. Broker non-votes occur when a nominee holding shares of our common stock for a beneficial owner returns a properly executed proxy but has not received voting instructions from the beneficial owner and such nominee does not possess or does not choose to exercise discretionary authority with respect to such shares.

With respect to the election of directors and the proposal to ratify the appointment of auditors, abstentions will have no effect on the results of the vote. With respect to the proposal to amend the Company’s Articles of Incorporation, abstentions and broker non-votes will have the effect of a vote against the proposal.

Q:	How will voting on any other business be conducted?

Although we do not know of any other business to be considered at the annual meeting other than the election of directors and the additional proposals described in this proxy statement, if any other business is properly presented at the annual meeting, your signed proxy card gives authority to W. Edward Walter and Elizabeth A. Abdoo, or either of them, to vote on such matters in their discretion. Unless otherwise required by our Articles of Incorporation or Bylaws or by applicable Maryland law, any other matter properly presented for a vote at the meeting will require the affirmative vote of a majority of the votes cast.

Q:	Who will count the votes?

Representatives of EquiServe, our transfer agent, will act as the inspectors of election and will tabulate the votes.

Q:	Who pays the cost of this proxy solicitation?

We will bear the entire cost of this proxy solicitation. We have hired the firm of MacKenzie Partners, Inc., 156 Fifth Avenue, New York, New York 10010, to assist in the solicitation of proxies on behalf of our Board. MacKenzie Partners has agreed to perform these services for a fee of $6,500, plus certain reimbursable expenses. In addition, we will, upon request, reimburse brokerage firms, banks and other nominees who hold our stock on behalf of other beneficial owners for their reasonable expenses related to forwarding our proxy materials to those beneficial owners.

Q:	Is this proxy statement the only way that proxies are being solicited?

No. In addition to mailing these proxy solicitation materials, our officers and employees may solicit proxies by further mailings or personal conversations, or by telephone, facsimile or other electronic means.

PROPOSAL ONE: ELECTION OF DIRECTORS

Under the Company’s Articles of Incorporation, the Board is currently divided into three classes with directors elected to staggered three-year terms. Three directors will be elected at the 2004 annual meeting of stockholders. John B. Morse, Jr. is nominated for election as a Class I director to serve until the annual meeting of stockholders in 2005. Mr. Morse was approved by our Board of Directors in July 2003 to fill a vacancy on our Board. In addition, Richard E. Marriott and Christopher J. Nassetta are each nominated for election as Class III directors to serve until the annual meeting of stockholders in 2007. Mr. Marriott and Mr. Nassetta are currently directors of the Company.

At the 2004 annual meeting, stockholders will also vote on a proposal to amend the Company’s Articles of Incorporation to de-classify the Board of Directors (Proposal No. 3). If the proposal is approved, each nominee for director whose terms would otherwise expire at the 2007 annual meeting (and each director who was previously elected at the 2003 annual meeting) has agreed to resign effective at the 2005 annual meeting. Hence, beginning with the 2005 annual meeting, each of our directors would then stand for election for a one-year term and until each director’s successor is duly elected and qualified.

The table below contains biographical information about the nominees for election as directors, as well as for those directors continuing in office. Each nominee has consented to serve if re-elected, but should any one be unavailable to serve (an event which our Board does not now anticipate), the proxies named on your proxy card will vote for the substitute nominee recommended by the Board of Directors.

The Board of Directors unanimously recommends that you vote FOR each of the nominees for director.

NOMINEES FOR DIRECTOR

Richard E. Marriott Chairman of the Board Director since 1979 Age: 65
Mr. Richard E. Marriott is our Chairman of the Board. He is also a Director of the Polynesian Cultural Center and is Chairman of the Board of First Media Corporation. Mr. Marriott also serves on the Federal City Council, the Board of Associates for Gallaudet University and the National Advisory Council of Brigham Young University. He is a past President of the National Restaurant Association. In addition, Mr. Marriott is the President and a Trustee of the Marriott Foundation for People with Disabilities.

Christopher J. Nassetta President and Chief Executive Officer Director since 1999 Age: 41
Mr. Nassetta is our President and Chief Executive Officer. He also serves as a Director of CoStar Group, Inc., as a Trustee of Prime Group Realty Trust and as a member of the McIntire School of Commerce Advisory Board for the University of Virginia. Mr. Nassetta joined our Company in 1995 as Executive Vice President and was elected our Chief Operating Officer in 1997. He became our President and Chief Executive Officer in May 2000. Prior to joining us, Mr. Nassetta served as President of Bailey Realty Corporation from 1991 until 1995, and he had previously served as Chief Development Officer and in various other positions with The Oliver Carr Company.

John B. Morse, Jr. Director since 2003 Age: 57
Mr. Morse has served since 1989 as Vice President, Finance and Chief Financial Officer of The Washington Post Company. He also serves as President of Washington Post Telecommunications and Washington Post Productions Inc., both subsidiaries of The Washington Post Company. Prior to joining The Washington Post Company, Mr. Morse was a partner at PricewaterhouseCoopers. He also serves as Trustee of the College Foundation of the University of Virginia.

OTHER DIRECTORS CURRENTLY IN OFFICE

Directors whose term expires at the 2006 Annual Meeting

Robert M. Baylis Director since 1996 Age: 65
Mr. Baylis is the retired Vice Chairman of CS First Boston. Prior to his retirement, he was Chairman and Chief Executive Officer of CS First Boston Pacific, Inc. Mr. Baylis is also a Director of New York Life Insurance Company, Covance, Inc., Gildan Activewear, Inc. and PartnerRe Ltd. He is an overseer of the University of Pennsylvania Museum and a Trustee of the Rubin Museum of Art in New York City. Mr. Baylis is a member of the Advisory Council of the Economics Department of Princeton University.

Terence C. Golden Director since 1995 Age: 59
Mr. Golden served as our President and Chief Executive Officer from 1995 until his retirement in May 2000. He is currently Chairman of Bailey Capital Corporation. In addition, Mr. Golden is a director of Cousins Properties Inc., Potomac Electric Power Company and the Morris and Gwendolyn Cafritz Foundation. He is a Member of the G2 Satellite Solutions Advisory Committee and Chairman of the Federal City Council in Washington, D.C. In past years, Mr. Golden served as Chief Financial Officer of The Oliver Carr Company and was also co-founder and national managing partner of Trammell Crow Residential companies. He served as Administrator of the General Services Administration from 1985 to 1988 and was Assistant Secretary of the Treasury from 1984 to 1985.

Ann McLaughlin Korologos Director since 1993 Age: 62
Ms. Korologos is Senior Advisor to Benedetto, Gartland & Company, Inc., an investment banking firm in New York, and is Vice Chairman of the Rand Board of Trustees. She formerly served as President of the Federal City Council from 1990 until 1995 and as Chairman of the Aspen Institute from 1996 until August 2000. Ms. Korologos has served in several United States Administrations in such positions as Secretary of Labor and Under Secretary of the Department of the Interior. She also serves as a Director of AMR Corporation (and its subsidiary, American Airlines), Fannie Mae, Kellogg Company, Microsoft Corporation, Vulcan Materials Company and Harman International Industries, Inc.

Director whose term expires at the 2005 Annual Meeting

Judith A. McHale Director since 2002 Age: 57
Ms. McHale has been President and Chief Operating Officer of Discovery Communications, Inc., the parent company of cable television’s Discovery Channel, since 1995. From 1989 to 1995, she served as Executive Vice President and General Counsel of Discovery Communications, Inc. Ms. McHale is also a Director of the John Hancock Financial Services Company, Polo Ralph Lauren Corporation and Potomac Electric Power Company. Ms. McHale is a member of the Board of Directors of Cable in the Classroom and also serves on the boards of the Sister to Sister Everyone has a Heart Foundation, the Character Education Partnership, Vital Voices Global Partnership, the Africa Society, and Africare.

PROPOSAL TWO:

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has unanimously approved and voted to recommend that the stockholders ratify the appointment of KPMG LLP as independent auditors of the Company for 2004. Representatives of KPMG LLP will be present at the annual meeting and will be given the opportunity to make a statement, if they desire to do so, and to respond to questions.

The Board of Directors unanimously recommends a vote FOR ratifying the appointment of KPMG LLP as independent auditors of the Company for 2004.

PROPOSAL THREE:

CHARTER AMENDMENT TO DE-CLASSIFY THE BOARD OF DIRECTORS

Under the Company’s Articles of Incorporation, the Board is currently divided into three classes with directors elected to staggered three-year terms. Approximately one-third of the directors stand for election each year. This structure has been in place since it was approved by holders of 86% of our common stock in 1984 as an amendment to our then Certificate of Incorporation (as a Delaware company). Our Board of Directors has determined that it is advisable and in the best interests of the Company to eliminate the classified Board, thereby permitting the Company’s stockholders to elect all members of the Board annually. The Board is seeking approval of an amendment to its Articles of Incorporation to provide for the annual election of all directors, commencing with the 2005 Annual Meeting.

The Board believes that declassifying the Board will promote greater accountability of each director to stockholders and will allow the Company’s stockholders an opportunity annually to register their views on the collective performance of the Board and the performance of each director. The Board also believes that de-classified boards are perceived more positively by the investment community than classified boards. The Company has received a stockholder proposal to declassify the Board from Mrs. Evelyn Y. Davis for the past seventeen years. Last year’s proposal received the affirmative vote of nearly a majority of the shares voting and the increasing unpopularity of classified Boards with stockholders is one of the factors the Board considered in recommending de-classification.

In addition, because a staggered board limits the ability of stockholders to elect all directors on an annual basis, it may discourage proxy contests in which stockholders have an opportunity to vote for a competing slate of nominees. De-classifying the Board could therefore make it more likely that potential acquirers may offer the Company’s stockholders a control premium for their shares. If this proposal is approved, however, the entire Board of Directors could be removed in a single year, which could make it more difficult to discourage persons from engaging in proxy contests or otherwise seeking control of the Company on terms which may not be in the best interest of the Company or its stockholders.

On balance, however, our Board believes that a non-classified board better ensures that the Company’s corporate governance policies maximize accountability to stockholders. Because there is no limit to the number of terms an individual may serve, the Board believes that continuity and stability of the Board’s membership, our policies and long-term strategic planning should not be affected by declassification. Our Board is submitting this proposal as part of its ongoing corporate governance initiatives and it is neither the result of any effort to unseat incumbent directors nor the result of any effort by any person to take control of the Board.

Proposed Amendment to the Articles of Incorporation

The specific text of the proposal provides:

The stockholders of the Company hereby approve an amendment to the Company’s Articles of Incorporation to declassify the Board of Directors of the Company by deleting the last four sentences of Section 7(a) of Article VII of the Charter, and removing the word “Classification” from the subheading of Section 7(a), as shown in Appendix A attached to this Proxy Statement.

If the proposal is approved by our stockholders, we will file articles of amendment to our charter with the State Department of Assessments and Taxation of Maryland after the 2004 Annual Meeting. Each director who was elected at the 2003 Annual Meeting to serve until the 2006 Annual Meeting and each nominee for director at this annual meeting (whose terms would otherwise expire at the 2007 Annual Meeting) has agreed to resign effective at the 2005 Annual Meeting. Hence, beginning with the 2005 Annual Meeting, each of our directors will stand for election for a one-year term and until each director’s successor is duly elected and qualified.

Vote Required

Under our Articles of Incorporation, approval of the proposed resolution requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of our common stock. Abstentions and broker non-votes will count toward the presence of a quorum and will have the same effect as votes against the proposal.

Our Board of Directors unanimously recommends a vote in favor of the proposed amendment to the Articles of Incorporation.

THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

Corporate Governance

The Board of Directors has implemented numerous corporate governance enhancements in recent years to further strengthen the Board’s capacity to oversee the Company and to serve the long-term interests of all stockholders. The Company’s Corporate Governance Guidelines, codes of conduct and other documents setting forth the Company’s corporate governance practices can be accessed in the “Investor Relations—Corporate Governance” section of the Company’s website at http://www.hostmarriott.com. The Board’s proposal this year to de-classify the Board of Directors is an additional component of its corporate governance initiatives.

The Board has also adopted a code of business conduct and ethics that applies to all officers and employees and a code of business conduct and ethics and conflict of interest policy for the Board of Directors. The purpose of these codes of conduct is to promote honest and ethical conduct; to promote full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by the Company; and to promote compliance with all applicable rules and regulations that apply to the Company and its officers and directors.

As a further part of its corporate governance enhancements, the non-management directors met in executive session without management after each regularly scheduled meeting of the Board during 2003. The purpose is to promote open discussions among the non-management directors. Judith A. McHale, as chair of the Nominating and Corporate Governance Committee, will serve as the presiding director at executive sessions in 2004. The Company invites stockholders and other interested parties to communicate any concerns they may have about the Company directly and confidentially with either the full Board of Directors, the presiding director or the non-management directors as a group by writing to either the Board of Directors, the Presiding Director or the Non-Management Directors, Host Marriott Corporation, 6903 Rockledge Drive, Bethesda, MD 20817, Attn: Corporate Secretary. The Corporate Secretary will review and forward all stockholder communications to the intended recipient except those outside the scope of Board matters or duplicative of other communications previously forwarded to the recipient. The Corporate Secretary shall retain copies of all stockholder communications and maintain a record of whether the communications were forwarded and, if not, the reason why.

Board Meetings

The Board met five times in 2003. Each director attended at least 75% of the meetings of the Board and of the committees on which the director served. The Company expects directors to attend annual meetings of stockholders. All directors attended the annual meeting in 2003.

Independence of Directors

It is the Board’s policy that a majority of the directors of the Company be independent. To be considered independent, a director must not have a material relationship with the Company that could interfere with a director’s independent judgment. To be considered independent, Board members must also be ‘independent’ within the meaning of the New York Stock Exchange’s requirements. A director is not considered independent if, within the past three years: the director was employed by the Company; an immediate family member of the director was an officer of the Company; or the director or an immediate family member was affiliated with or employed by the Company’s outside auditors. In addition, the Board of Directors considers, among other factors, whether the director, or an organization with which the director is affiliated, has entered into any commercial, consulting, or similar contracts with the Company; whether the director receives any compensation or other fees from the Company, other than the director fees described below under “Director Compensation”; and whether the Company and/or any of its affiliates make substantial charitable contributions to organizations with which the director is affiliated.

Consistent with these considerations, the Board affirmatively determined that all of the Company’s seven directors are independent directors except Messrs. Marriott and Nassetta, who are Company employees.

Committees of the Board

The Board has established three standing committees to assist it in carrying out its responsibilities: the Audit Committee, the Compensation Policy Committee and the Nominating and Corporate Governance Committee. The Board has adopted a written charter for each committee, all of which are available on the Company’s website (http://www.hostmarriott.com). The Audit Committee charter is also included in this proxy statement as Appendix B. Each committee consists entirely of independent directors. Committee assignments are generally made in May after the annual meeting of stockholders by the Board of Directors, upon recommendation of the Nominating and Corporate Governance Committee. In 2003, Committee assignments were also changed following John G. Schreiber’s resignation from the Board on November 5, 2003. The Board may from time to time appoint other committees as circumstances warrant. Any new committees will have authority and responsibility as delegated by the Board of Directors.

Audit Committee

Number of Members: three

Members: Robert M. Baylis (Chair), Terence C. Golden, and John B. Morse, Jr. Ann McLaughlin Korologos and John G. Schreiber also served as members of the committee until November 2003. Each current member of the Audit Committee is, in the business judgment of the Board, independent, meets the qualifications and expertise requirements of the New York Stock Exchange, and is an “audit committee financial expert” within the meaning of SEC rules.

Number of Meetings held in 2003: eight

Functions:

•	responsible for appointing the independent auditors;

•	approves the scope of audits and other services to be performed by the independent and internal auditors;

•	reviews and approves in advance all non-audit services and related fees and assesses whether the performance of non-audit service could impair the independence of the independent auditors;

•	reviews the results of internal and external audits, the accounting principles applied in financial reporting, and financial and operational controls;

•	meets with the independent auditors, management representatives and internal auditors;

•	reviews interim financial statements each quarter before the Company files its Quarterly Report on Form 10-Q with the SEC; and

•	reviews audited financial statements each year before the Company files its Annual Report on Form 10-K with the SEC.

Our independent and internal auditors have unrestricted access to the Audit Committee. The Report of the Audit Committee appears in this proxy statement at page 25.

Because of the Audit Committee’s demanding role and responsibilities, and the time commitment attendant to committee membership, the Audit Committee charter provides (in conformance with NYSE rules) that if a committee member simultaneously serves on the audit committees of more than three public companies, the full Board of Directors must determine that such simultaneous service does not impair the ability of the member to effectively serve on the Company’s Audit Committee. Mr. Robert M. Baylis, the chair of the Company’s Audit Committee, serves on the audit committees of three other public companies. The Board of

Directors has discussed with Mr. Baylis the time commitments to these other companies and his other responsibilities generally and concluded that his other service will not impair his ability to chair the Company’s Audit Committee. Moreover, the Board of Directors noted that his prior service as the Vice Chairman of CS First Boston and Chairman and Chief Executive Officer of CS First Boston Pacific, Inc., where Mr. Baylis was responsible for oversight of the Company’s financial reporting, provides a strong basis for Mr. Baylis’ continuing participation on the Company’s Audit Committee.

Compensation Policy Committee

Number of Members: three

Members: Ann McLaughlin Korologos (Chair), Robert M. Baylis and Judith McHale. John G. Schreiber was also a member until his resignation from the Board on November 5, 2003.

Number of Meetings held in 2003: three

Functions:

•	oversees compensation policies and plans for officers and employees of the Company;

•	reflects the Company’s compensation philosophy in structuring compensation programs;

•	approves the compensation of senior officers of the Company;

•	advises our Board on the adoption of policies that govern the Company’s annual compensation and stock ownership plans;

•	reviews and approves the Company’s goals and objectives relevant to the compensation of the CEO and evaluates the CEO’s performance in light of those goals and objectives;

•	reviews and advises the Company on the process used for gathering information on the compensation paid by other similar businesses;

•	reviews the Company’s succession plans relating to the CEO and other senior management; and

•	reviews periodic reports from management on matters relating to the Company’s personnel appointments and practices.

The Compensation Policy Committee’s Annual Report on Executive Compensation appears in this proxy statement at page 20.

Nominating and Corporate Governance Committee

Number of Members: three

Members: Judith McHale (Chair), Ann McLaughlin Korologos and John B. Morse, Jr. Terence C. Golden also served on the Committee until May 2003.

Number of Meetings held in 2003: five

Functions:

•	considers candidates for election as directors;

•	makes recommendations with respect to corporate governance matters and is responsible for keeping abreast of corporate governance developments;

•	oversees the evaluation of the Board and management;

•	fulfills an advisory function with respect to a range of matters affecting the Board and its committees, including making recommendations with respect to:

— qualifications of director candidates; and

— selection of committee chairs and committee assignments.

Board Nominations

Each year the Nominating and Corporate Governance Committee reviews with the Board of Directors the composition of the Board as a whole and makes a recommendation whether to renominate the directors whose terms expire at the upcoming annual meeting and whether to consider any new persons to be added to the Board of Directors. In assessing qualifications for nominees, the committee expects candidates to meet the qualifications described in the committee’s charter and the Company’s Corporate Governance Guidelines, including integrity, mature and independent judgment, diverse business experience, familiarity with the issues affecting the Company’s business and experience in running a major enterprise. In addition, when considering new Board members, the committee considers whether the candidate would qualify as an independent director under New York Stock Exchange and other applicable regulations.

The Nominating and Corporate Governance Committee will consider any written suggestions of stockholders for director nominees. The recommendation must include the name and address of the candidate, a brief biographical description, and a description of the person’s qualifications. Recommendations should be mailed to Host Marriott Corporation, 6903 Rockledge Drive, Bethesda, MD 20817, Attn: Corporate Secretary. The Nominating and Corporate Governance Committee will evaluate in the same manner, candidates suggested in accordance with this policy and those recommended by other sources. The Committee has full discretion in considering all nominations to the Board of Directors. Alternatively, stockholders who would like to nominate a candidate for director (in lieu of making a recommendation to the Nominating and Corporate Governance Committee) must comply with the requirements described in the Company’s Proxy Statement and Bylaws. See “Stockholder Proposals for our Next Annual Meeting.”

COMPENSATION OF DIRECTORS

Directors are compensated partially in cash and partially in our common stock to align their interests with those of our stockholders. Directors who are also our employees receive no additional compensation for their service as directors.

Annual Retainer and Attendance Fees.    In 2003, directors who were not also our employees received an annual retainer fee of $30,000, as well as an attendance fee of $1,250 for attendance at any stockholders’ meeting, meeting of the Board of Directors or meeting of a committee of the Board of Directors. If the director attended more than one meeting on a given day, an attendance fee is paid for each meeting. The chair of each committee of the Board received an additional annual retainer fee of $6,000. Effective February 2004, the Compensation Policy Committee approved increases in the annual retainer fee for non-employee directors to $35,000 and the committee chair retainer fees to $7,500. The attendance fees were unchanged. The Compensation Policy Committee made these determinations in recognition of the increased responsibilities of the non-employee directors and the committees of the Board in the corporate governance of the Company.

Annual Stock Awards.    Under the Non-Employee Directors’ Deferred Stock Compensation Plan, directors who are not also our employees receive annual awards of common stock equivalents in addition to their annual retainer and attendance fees. The annual award of common stock equivalents is equal in value to the annual retainer fee and is credited to the directors immediately following the annual meeting of stockholders. The number of common stock equivalents is based on the fair market value of our common stock on the date of the annual meeting. The common stock equivalents are converted into shares of common stock only after a director stops serving on our Board. In 2003, each such award was for 3,601 common stock equivalents. The plan also permits participants to be credited with dividend equivalents that are equal in value to the dividends paid on our common stock.

Deferral of Payment.    Directors may elect to defer payment of all or any portion of their annual retainer and attendance fees under our Executive Deferred Compensation Plan and/or our Non-Employee Directors’ Deferred Stock Compensation Plan. Fees that are deferred under the Non-Employee Directors’ Deferred Stock Compensation Plan are credited as common stock equivalents, which are then converted into shares of our common stock only after a director stops serving on our Board. The common stock equivalents are credited with dividend equivalents, which are equal in value to the dividends paid on our common stock. Directors who are employees may elect to defer compensation under the Executive Deferred Compensation Plan.

Other.    Directors are reimbursed for travel expenses and other out-of-pocket costs incurred in attending meetings. To encourage our directors to visit and personally evaluate our properties and our largest manager, directors also receive complimentary rooms, food and beverage and other hotel services for business or personal travel when they stay at properties owned by us or managed by Marriott International, Inc. or its affiliates, and directors are reimbursed for taxes associated with the value of this perquisite.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of our common stock and of the partnership units of Host Marriott, L.P. (which we call the operating partnership) that were beneficially owned as of February 27, 2004 by:

•	each director and director nominee;

•	each executive officer named in the Summary Compensation Table below;

•	all of our directors and executive officers as a group; and

•	beneficial owners of 5% or more of our common stock.

Information about the ownership of operating partnership units is included because the operating partnership units are redeemable by holders for cash or, at our election, for shares of our common stock on a one-for-one basis. As of February 27, 2004, the Company owns approximately 93% of the operating partnership units; no other person or entity is the beneficial owner of 5% or more of the operating partnership units.

Name	Number of Shares of Common Stock	% of Shares of Common Stock(1)	Number of Operating Partnership Units	% of Common Stock and Operating Partnership Units(2)
Directors:
Robert M. Baylis(3)	42,069	*	0	*
Terence C. Golden(3)	110,184	*	0	*
Ann McLaughlin Korologos(3)	29,025	*	0	*
Richard E. Marriott(4)(5)(6)	17,346,535	5.4	140,296	5.4
Judith A. McHale(3)	6,090	*	0	*
John B. Morse, Jr.	3,000	*	0	*
Christopher J. Nassetta(6)	1,902,769	0.6	0	0.6
Non-Director Executive Officers:
Minaz Abji(6)	143,083	*	0	*
James F. Risoleo(6)	551,024	0.2	0	0.2
W. Edward Walter (6)	1,031,160	0.3	0	0.3
All Directors and Executive Officers as a group:
(15 persons, including the foregoing)(6)(7)	21,642,191	6.8	140,296	6.8
Certain Beneficial Owners:
Deutsche Bank AG(8)	16,241,700	5.0	0	5.0
Franklin Resources, Inc.(9)	17,405,389	5.4	0	5.4
Morgan Stanley Investment Management, Inc.(10)	17,145,390	5.3	0	5.3
Stichting Pensioenfonds ABP(11)	26,734,000	8.3	0	8.3
Wallace R. Weitz & Company(12)	28,021,000	8.7	0	8.7
Wellington Management Company, LLP(13)	16,032,500	5.0	0	5.0

*	Reflects ownership of less than 1/10th of 1%.
(1)	Any descriptions of ownership or aggregations of ownership of our common stock within this proxy statement are based upon the disclosure requirements of federal securities laws. They do not indicate ownership of our common stock under the Internal Revenue Code of 1986, as amended, or for purposes of the ownership limitations set forth in our Articles of Incorporation.
(2)	This column assumes that all operating partnership units held by the named person or group of persons are redeemed for shares of our common stock on a one-for-one basis, but that none of the operating partnership units held by others are redeemed for shares of our common stock.

(3)	The number of shares of our common stock listed here includes common stock equivalents: (1) awarded annually to non-employee directors under our Non-Employee Directors’ Deferred Stock Compensation Plan; (2) resulting from a non-employee directors’ election to receive part of their annual retainer and attendance fees in stock pursuant to the Non-Employee Directors’ Deferred Stock Compensation Plan; and (3) for Mr. Robert Baylis and Ms. Ann McLaughlin Korologos, 10,733 common stock equivalents from a one-time special stock award made in 1997 to all non-employee directors, plus reinvested dividend equivalents relating thereto.
(4)	Richard E. Marriott, J.W. Marriott, Jr., and other members of the Marriott family and various trusts and foundations established by members of the Marriott family owned beneficially an aggregate of 26,347,299 shares, or 8.13% of the total shares outstanding of our common stock.
(5)	The number of shares of our common stock listed here for Richard E. Marriott includes: (1) 1,860,539 shares held in trust for which Richard E. Marriott is the trustee or a co-trustee; (2) 75,364 shares held by the wife of Richard E. Marriott; (3) 603,828 shares held in trust for which the wife of Richard E. Marriott is the trustee or a co-trustee; (4) 5,467,538 shares held by the J. Willard and Alice S. Marriott Foundation of which Richard E. Marriott is a co-trustee; (5) 1,463,300 shares held by the Richard E. and Nancy P. Marriott Foundation of which Richard E. Marriott is a co-trustee; and (6) 2,503,066 shares held by a corporation of which Richard E. Marriott is the controlling stockholder. It does not include shares held by the adult children of Richard E. Marriott, as to which Mr. Marriott disclaims beneficial ownership.
(6)	The number of shares of our common stock listed here includes the shares of restricted stock granted under our 1997 Comprehensive Stock and Cash Incentive Plan, which are voted by the holder thereof.
(7)	The number of shares of our common stock listed here includes 65,255 shares which could be acquired through the exercise of stock options to certain executive officers.
(8)	Deutsche Bank AG filed a Schedule 13G with the SEC on February 13, 2004 reporting beneficial ownership as a parent holding company of various subsidiaries. Deutsche Bank AG reports the sole power to dispose of and vote all 16,241,700 shares. The principal address of Deutsche Bank AG is Taunusanlage 12, D-60325, Frankfurt am Main, Federal Republic of Germany.
(9)	Franklin Resources, Inc., certain of its subsidiaries, and Charles B. Johnson and Rupert H. Johnson, Jr. (holders of more than 10% of the common stock of Franklin Resources, Inc.), filed a Schedule 13G with the SEC on February 13, 2004 reporting holdings of our common stock beneficially owned by one or more open or closed-end investment companies or other managed accounts advised by subsidiaries of Franklin Resources, Inc. Franklin Resources, Inc. reports the sole power to dispose of and vote all 17,405,389 shares (which shares include 10,447,956 common shares that would result upon exchange of their holdings of Host Marriott, L.P. Exchangeable Senior Debentures due 2024). The principal address of Franklin Resources, Inc. is One Franklin Parkway, San Mateo, California 94403.
(10)	Morgan Stanley filed an amendment to Schedule 13G with the SEC on February 17, 2004 reporting holdings of 17,145,390 shares of our common stock, of which it reports that its shares the power to dispose of and to vote 13,150,302 shares. Morgan Stanley reported that it is filing solely in its capacity as the parent company of, and indirect beneficial owner of, securities held by business units including Morgan Stanley Investment Management Inc., a wholly owned subsidiary, for accounts managed on a discretionary basis. The principal address of Morgan Stanley is 1585 Broadway, New York, New York 10036.
(11)	Pursuant to an amendment to Schedule 13G filed with the SEC on February 6, 2004, Stichting Pensioenfonds ABP reports the sole power to dispose of and vote all 26,734,000 shares. Stichting Pensioenfonds ABP reports that it is an entity established under the laws of The Kingdom of the Netherlands which invests funds on behalf of certain employees of The Kingdom of the Netherlands. Their business address is Oude Lindestraat 70, Postbus 2889, 6401 DL Heerlen, The Kingdom of the Netherlands.
(12)	Wallace Weitz & Company (“Weitz & Co.”) and its president and primary owner, Wallace R. Weitz, filed an amendment to Schedule 13G with the SEC on January 23, 2004 to report 28,021,000 shares of our common stock held of record by clients of Weitz & Co. that they may be deemed to beneficially own in their capacity as investment advisor. The Schedule 13G amendment reports that they share the power to dispose of all such shares and share the power to vote with respect to 27,821,000 shares. The business address of Weitz & Co. is 1125 South 103rd Street, Suite 600, Omaha, Nebraska 68124-6008.
(13)

Wellington Management Company, LLP (“Wellington”) filed an amendment to Schedule 13G with the SEC on February 12, 2004 to report 16,032,500 shares of our common stock held of record by clients of Wellington that they may be deemed to beneficially own in their capacity as investment advisor. Wellington reports that its shares the power to dispose of all such shares and shares the power to vote with respect to 12,686,900 shares. Wellington’s business address is 75 State Street, Boston, Massachusetts, 02109.

EXECUTIVE OFFICER COMPENSATION

Summary of Compensation

The following table shows, for the last three fiscal years, a summary of the compensation paid to our Chief Executive Officer and to our four other most highly compensated persons serving as executive officers at the end of 2003.

SUMMARY COMPENSATION TABLE

			Annual Compensation			Long-Term Compensation
Name and Principal Position	Fiscal Year	Salary(1) ($)	Bonus(2) ($)	Other Annual Compensation ($)		Restricted Stock Awards ($)		LTIP Payouts ($)	All Other Compensation(3) ($)
Richard E. Marriott Chairman of the Board	2003 2002 2001	348,888 336,000 336,000	261,666 168,000 84,000	79,805 506,432 320,878	(4) (4) (4)	0 0 0		0 0 0	654,625 13,015 16,821

Christopher J. Nassetta President and Chief Executive Officer	2003 2002 2001	800,000 800,000 800,000	808,000 890,000 350,720	0 0 0		9,426,139 5,000,000 0	(5) (6)	0 0	63,719 34,522 47,696

W. Edward Walter Executive Vice President and Chief Financial Officer	2003 2002 2001	467,250 467,250 429,810	357,446 478,371 211,466	0 0 0		6,472,533 2,000,000 764,902	(5) (6) (7)	0 0	50,261 20,362 23,192

James F. Risoleo Executive Vice President, Acquisitions and Development	2003 2002 2001	397,219 365,000 346,233	500,000 367,300 163,076	0 0 0		3,077,924 400,000 399,900	(5) (6) (7)	0 0 0	35,680 15,842 13,587

Minaz Abji(8) Executive Vice President, Asset Management	2003	146,918	386,188	0		1,521,625	(5)	0	2,163

(1)	Salary amounts include base salary earned and paid in cash during the fiscal year as well as the amount of base salary deferred at the election of the named executive officer under our Executive Deferred Compensation Plan.
(2)	The bonus consists of the cash bonus that is earned pursuant to the performance criteria for annual incentive awards established by our Compensation Policy Committee. It was either paid subsequent to the end of each fiscal year or deferred under the Executive Deferred Compensation Plan.
(3)	This column includes the following for 2003:
•	Matching contributions made under the Retirement and Savings Plan for each of Mr. Marriott, Mr. Nassetta, Mr. Walter and Mr. Risoleo in the amount of $6,000.
•	Matching contributions made under the Executive Deferred Compensation Plan as follows: Mr. Marriott, $9,487; Mr. Nassetta, $44,700; Mr. Walter, $22,369; Mr. Risoleo, $16,886 and Mr. Abji, $2,163.
•	For Mr. Marriott, this column also includes $639,138 which, although no cash payments were paid by the Company or received by Mr. Marriott, is imputed as compensation to him as a result of the Company’s termination and assignment of the split-dollar life insurance agreement between the Company and The REM Insurance Trust. See “Employment Agreements-Split Dollar Life Insurance.”
•	In connection with the long-term incentive stock awards granted for the period 2003-2005, Messrs. Nassetta, Walter and Risoleo each agreed to purchase life insurance policies and to accept funding under these policies instead of receiving any long-term incentive stock compensation that would vest and would be payable in the event of the executive’s death. The Company has reimbursed each executive for the cost of each policy and the taxes payable as a result of this reimbursement as follows: Mr. Nassetta, $13,019, Mr. Walter, $21,892 and Mr. Risoleo, $12,794.

(4)	The amounts set forth in this column for Mr. Marriott include $44,158 in 2003 for complimentary rooms and other hotel services at hotels owned by us or managed by Marriott International or its affiliates when on personal travel, $194,885, and $132,150 in 2002 and 2001, respectively, for the allocation of Company personnel costs for personal use, $64,185 in 2002 for personal use of Company aircraft and $35,447, $245,140, and $152,110 in 2003, 2002 and 2001, respectively, for additional cash compensation to cover taxes payable for all other compensation in this column.
(5)	In January 2003, the Compensation Policy Committee approved long-term incentive stock awards for senior management for the three years 2003-2005. These stock awards are discussed in more detail in the Compensation Policy Committee Report on Executive Compensation. They are multi-year grants that vest over a three-year period from 2003-2005 based predominately on achievement of annual performance criteria and partially on continued employment until December 31st of each year in the vesting period. Although the grants vest over three years and an executive may not ultimately earn portions of the award, we reflect the total dollar value of the award on the day it is granted. The awards granted in 2003 to Messrs. Nassetta, Walter and Risoleo are valued at $8.02 per share, the closing price of our common stock on the New York Stock Exchange on January 30, 2003, the date of grant. The award granted to Mr. Abji in 2003 is valued at $9.94 per share, which is closing price of our common stock on the New York Stock Exchange on August 11, 2003, the date of his grant.

Under these grants, twenty-five percent of the shares vest on a yearly basis over the three-year period as long as the executive continues to be employed. The remaining seventy-five percent of the shares vest based on performance criteria established by the Compensation Policy Committee: (i) twenty-five percent may be earned by satisfying an earnings-based measure (based on funds from operations per share) established each calendar year, (ii) fifty percent may be earned by satisfying a total stockholder return measure, and (iii) any shares not vested by satisfaction of these annual performance criteria may be earned at the end of the award period by satisfying a total cumulative stockholder return measure established in 2003 for the years 2003-2005. In the event the performance criteria are not satisfied, the shares are forfeited. See the Report of the Compensation Policy Committee on Executive Compensation for information on vesting of prior long-term incentive awards. Cash dividends will only be paid on shares of restricted stock that ultimately vest.

The total number of all restricted shares that remain subject to vesting conditions held by each named executive as of December 31, 2003 and the aggregate value of those shares were as follows: Mr. Marriott: 5,000 shares valued at $61,600; Mr. Nassetta: 981,612 shares valued at $12,093,460; Mr. Walter: 628,488 shares valued at $7,742,972; Mr. Risoleo: 281,359 shares valued at $3,466,589; and Mr. Abji: 129,327 valued at $1,593,309. All shares were valued at $12.32 per share, the closing price for our common stock on the New York Stock Exchange on December 31, 2003.

(6)	Equals the market value of restricted stock awards to Messrs. Nassetta, Walter, and Risoleo on August 1, 2002, the date on which the shares were granted. The shares of restricted stock were granted to these executives in recognition of the work performed in positioning and restructuring the Company leading up to and after the events of September 11, 2001 and the economic downturn, including the restructuring of a majority of the Company’s management and other corporate agreements, and to provide the executives with a strong incentive to continue to increase the value of the Company during their employment. One-third of the shares to each executive were vested on the date of the grant. The restrictions on the remaining two-thirds of the restricted stock lapse over time as long as the executive is employed by the Company (with one-third of the shares vesting in one year and the final one-third vesting two years after the date of grant). The number of shares granted were as follows: Mr. Nassetta: 476,644 shares; Mr. Walter: 190,658 shares; and Mr. Risoleo: 38,132 shares. The market value is based on the average of the high and low sale price of the common stock on August 1, 2002 of $10.49 on the New York Stock Exchange. Cash dividends on the shares of restricted stock shall be, after withholding for the payment of any taxes due on the dividends, reinvested in shares of our common stock.
(7)	In 2001, prior long-term incentive stock awards made to Mr. Walter and Mr. Risoleo for the period 1999-2001 (and which were amended in 2000 to extend the period covered by the program by one year to 2002) were further amended to reflect promotions to Executive Vice President and Chief Operating Officer and Executive Vice President – Acquisitions and Development, respectively. Mr. Walter and Mr. Risoleo each received additional allocations of 57,382 shares and 30,000 shares, respectively, which could be earned during 2001 and 2002 and which were reported in 2001. All shares were valued at $13.33 per share, the fair market value of our common stock on the New York Stock Exchange on May 17, 2001, the date the additional shares were awarded. The multi-year program covered by the grants concluded in 2002 and approximately 36% of the total shares awarded were forfeited for failure to satisfy performance criteria.
(8)	Mr. Abji joined the Company in August 2003. His salary reflects the portion earned from an annual salary of $375,000. His bonus includes $110,188 earned pursuant to the performance criteria for annual incentive awards established by our Compensation Policy Committee and a signing bonus of $276,000.

AGGREGATED STOCK OPTION/SAR EXERCISES AND YEAR-END VALUE

The table below sets forth, on an aggregated basis:

•	information regarding the exercise of options to purchase our common stock (and shares of common stock of Marriott International, Inc., which we have previously spun off) by each of the named executive officers listed above on the Summary Compensation Table;

•	information regarding the exercise of stock appreciation rights (SARs) in our common stock by each of the named executive officers listed above on the Summary Compensation Table; and

•	the value on December 31, 2003 of all unexercised options and SARs held by such individuals.

Messrs. Nassetta, Walter, Abji and Risoleo do not have any options to purchase stock or SARs in either the Company or Marriott International, Inc. Richard E. Marriott is the only executive officer who holds stock appreciation rights in our common stock. In 1998, Mr. Marriott entered into an agreement with our Company which canceled all of his then outstanding options to purchase our common stock and replaced them with stock appreciation rights on equivalent economic terms.

Aggregated Stock Option/SAR Exercises In Last Fiscal Year And Fiscal

Year-End Option/SAR Values

Name	Company (1)	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Shares Underlying Unexercised Options/SARs at Fiscal Year End(2) (#)		Value of Unexercised In-the-Money Options/SARs at Fiscal Year End(3) ($)
				Exercisable	Unexercisable	Exercisable	Unexercisable
Richard E. Marriott	HM	0	0	66,685	0	$689,197	0
	MI	0	0	122,634	0	$5,047,893	0

	TOTAL	0	0	189,319	0	$5,737,090	0

(1)	“HM” represents options to purchase our common stock or SARs in our common stock. “MI” represents options to purchase Marriott International, Inc. common stock.
(2)	The number and terms of these options reflect several adjustments made as a result of our spin-off of Marriott International in October 1993, our spin-off of Host Marriott Services Corporation in December 1995, the spin-off from Marriott International of Sodexho Marriott Services Corporation in March 1998, and our conversion into a real estate investment trust (and the related spin-off of Crestline Capital Corporation) in December 1998, each in accordance with the applicable employee benefit plans covering those options. These adjustments preserved, but did not increase or decrease, the economic value of the options.
(3)	These figures are based on a per share price for our common stock of $12.22 and a per share price for Marriott International, Inc. common stock of $46.22. These prices reflect the average of the high and low trading prices on the New York Stock Exchange on December 31, 2003.

EQUITY COMPENSATION PLAN INFORMATION

(as of December 31, 2003)

Plan Category	Number of securities (in millions) to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities (in millions) remaining available for future issuance under equity compensation plans (excluding securities reflected in the 1st column)
Equity compensation plans approved by security holders(1)	4.5	$6.44	11.9
Equity compensation plans not approved by security holders	0	0	0

TOTAL	4.5	$6.44	11.9

(1)	Shares indicated are the aggregate of those issuable under the Host Marriott Corporation and Host Marriott, L.P. 1997 Comprehensive Stock and Cash Incentive Plan, as amended, whereby we may award to officers and key employees (i) options to purchase our common stock, (ii) deferred shares of our common stock, and (iii) restricted shares of our common stock.

EMPLOYMENT ARRANGEMENTS

The Company does not maintain employment agreements with any of its executive officers. The Company entered into a Separation Agreement and Release with Robert Parsons effective on his resignation from the Company in May 2003. Mr. Parsons had been employed by the Company for over 20 years. Mr. Parsons received severance in the aggregate amount of $1,700,000. In addition, pursuant to the terms of his Restricted Stock Agreement dated August 1, 2002, Mr. Parsons received the remaining shares of restricted stock that had been granted in August 2002 in recognition of work performed in repositioning the Company leading up to and after the events of September 11, 2001. We also agreed to pay the cost of health benefits for a period of 18 months.

Split-Dollar Life Insurance

In December 2003, we terminated a split-dollar life insurance agreement between the Company and The REM Insurance Trust, a trust established by Mr. Richard E. Marriott, the Company’s Chairman of the Board. The split-dollar agreement was put in place in exchange for the termination of Mr. Marriott’s accrued interest, as of November 30, 1996, in awards of deferred bonus stock to him under the Host Marriott Corporation 1993 Comprehensive Stock Incentive Plan. Under that split-dollar agreement, The REM Insurance Trust had acquired life insurance policies on behalf of Mr. Marriott and his wife, Nancy Marriott. The Company paid certain premiums on the policies, and had a right to be reimbursed for the premiums at maturity (estimated at 32 years). The remaining proceeds from the policy would go to The REM Insurance Trust.

Under the termination and release agreement among the Company, The REM Insurance Trust and Mr. Marriott, the Company terminated its responsibility to make any additional premium payments and its right to receive at maturity the premiums which it paid. In exchange, The REM Insurance Trust paid the Company the estimated net present value of the premiums previously paid by the Company, which was approximately $165,000.

Severance Plan

In 2002, the Compensation Policy Committee approved the adoption of the Host Marriott Severance Plan for members of senior management, including Messrs. Nassetta, Walter, Abji and Risoleo. Mr. Richard E. Marriott is not covered by the plan. The plan provides for the payment of severance compensation upon termination as follows:

•	Termination for Cause: an executive terminated for cause receives no severance and forfeits any unvested long-term incentive stock compensation;

•	Termination as a Result of Death or Disability: upon death or disability, an executive receives a prorated annual bonus through the month of death or disability and all long-term incentive stock compensation vests. In addition, the executive would be entitled to benefits under the Company’s life insurance and disability plans applicable to all employees. Messrs. Nassetta, Walter and Risoleo have each agreed to purchase life insurance policies and to accept the proceeds under these policies instead of receiving any long-term incentive stock compensation that would vest and be payable in the event of the executive’s death. The Company has reimbursed each executive for the cost of each policy;

•	Voluntary Termination by Executive Without Good Reason: an executive who resigns in this manner receives no severance compensation and the executive’s unvested long-term incentive stock compensation is forfeited;

•	Termination Without Cause or Voluntary Termination by Executive With Good Reason Following a Change in Control: an executive terminated in this manner receives a payment equal to a multiple of the executive’s current base pay and average bonus over the prior three-year period. Mr. Nassetta is entitled to three times his current base salary plus three times his average bonus. All other members of senior management covered by the plan are entitled to two times their current base salary plus two times their average bonus. All long-term incentive stock compensation vests, and the Company will pay for the executive’s benefits under the Company’s standard benefit plans for 18 months or until the executive is re-employed, whichever time period is shorter. These provisions remain in effect for a period of one year following a change in control of the Company; and

•	Termination Without Cause or Voluntary Termination by Executive With Good Reason Not Following a Change in Control: an executive terminated in this manner receives a payment equal to a multiple of the executive’s current base pay and average bonus over the prior three-year period. Mr. Nassetta is entitled to two times his current base salary plus two times his average bonus. All other members of senior management covered by the plan are entitled to a payment equal to their current base salary plus their average annual bonus. One year’s worth of the executive’s time-based and performance-based portions (assuming achievement of target performance goals) of long-term incentive stock compensation is subject to accelerated vesting, and the Company will pay for the executive’s benefits under the Company’s standard benefit plans for 18 months or until the executive is re-employed, whichever time period is shorter.

The plan also provides for a one-year non-compete/non-solicitation period and allows each executive a period of one year after termination to exercise any options to which the executive may be entitled due to the accelerated vesting of long-term incentive compensation.

REPORT OF THE COMPENSATION POLICY COMMITTEE

ON EXECUTIVE COMPENSATION

The Compensation Policy Committee of the Board of Directors approves compensation objectives and policies for all employees and oversees and administers the executive compensation program on behalf of the Board and, by extension, our stockholders. The Compensation Policy Committee consists entirely of independent members of the Board of Directors. The Committee met three times during 2003.

Goals of the Program

The Committee has established three primary objectives for the executive compensation program:

•	to foster a strong relationship between stockholder value and executive compensation programs by having a significant portion of compensation comprised of equity-based incentives;

•	to provide annual and long-term incentives that emphasize performance-based compensation dependent upon achieving corporate and individual performance goals; and

•	to provide overall levels of compensation that are competitive in order to attract, retain and motivate highly qualified executives to continue to enhance long-term stockholder value.

Competitiveness Targets

To establish compensation targets, the Committee uses data gathered by independent consultants which reflects the compensation practices for a large group of general industry, lodging and real estate companies. These surveys are based on a broader group of companies than the comparison group used in the performance graph below because the Committee believes that targeting compensation of a diverse group of companies better reflects the labor market for our executives. Based on information collected, the Committee then makes decisions regarding individual executives based on competitive levels of compensation and the need to retain an experienced and effective management team. The Company’s compensation for Executive Officers consists of cash and restricted stock. Consistent with the philosophy of aligning executive compensation with stockholder value, long-term incentive awards represent a substantial portion of the total pay package for executive officers.

Components of Executive Compensation

The basic components of executive compensation are:

•	Annual Cash Compensation including base salary and annual incentive awards; and

•	Long-Term Incentive Compensation, which consists solely of restricted stock.

Annual Cash Compensation

Base Salary. Executive officers base salaries are based on the level of the position within the Company and the individual’s current and sustained performance results as well as the process used to achieve such results. Salaries are targeted to between the median and 75th percentile of the comparison group.

Annual Incentive Awards. The purpose of the annual incentive bonus plan is to provide cash compensation that is contingent on the achievement of annual corporate performance objectives and individual objectives. The Compensation Policy Committee determines the performance criteria that apply to the annual incentive awards at the beginning of each year. In 2003, the Committee determined that 80% of the annual incentive award would be based on achievement of corporate financial objectives for the Chairman, Chief Executive Officer, and other named executive officers, and 20% would be based on individual objectives. For all other members of senior management, the annual incentive award would be equally split between the achievement of corporate and individual objectives. The Company performance measures adopted by the Committee for 2003 were based on our actual financial performance as determined by funds from operations per share and funds from operations per share growth as measured in comparison to other REITs in the NAREIT lodging index. The Committee also reviewed and approved the individual performance criteria for each executive based on specific objectives for such executive, establishing additional performance criteria where the Committee deemed appropriate.

The Committee may also, on occasion, grant special cash bonuses to executive officers in recognition of exemplary contributions to the Company and/or for the completion of special projects on behalf of the Company. The Committee did not grant any such cash bonuses to any of the named executive officers in 2003.

Long-Term Incentive Compensation

Restricted Stock.    Restricted stock is our primary long-term incentive vehicle for senior executives. No executives or members of senior management receive stock options for their long-term compensation. We believe that restricted stock creates an incentive for senior executives to manage our Company in a manner that creates significant long-term value for stockholders. The Comprehensive Stock and Cash Incentive Plan allows the Committee to make awards of stock with restrictions relating to either continued employment (“time-based” awards) or to performance standards that are set by the Committee (“performance-based” awards). The Committee emphasizes performance-based awards with 75% of each award subject to performance-based criteria and 25% of each award subject to general restrictions based on continued employment. The performance-based criteria for these awards of restricted stock are linked to the measurement of the total return to the Company’s stockholders and to the growth of the Company’s earnings measured against a predetermined target.

Additional Information

Other Benefits.    The named executive officers are eligible to receive, subject to limitations, tax return preparation services and complimentary rooms and hotel services at hotels owned by the Company or managed by Marriott International or its affiliates when on personal travel.

Stock Ownership Guidelines.    A significant portion of executive compensation is comprised of equity-based incentives. The Committee expects senior management to retain Host Marriott stock to closely align their interests with those of the stockholders. The Committee has established stock ownership guidelines for officers and senior management based on a multiple of salary as follows: five times base salary for the CEO, three times base salary for Executive Vice Presidents, and two times base salary for Senior Vice Presidents. The Committee monitors compliance with these guidelines.

CEO Evaluation.     The Committee considers the evaluation of the CEO important and valuable. The Committee considers both quantitative and qualitative measures in assessing the performance of the CEO. In 2003, the Committee gathered information from both Board members and others on the performance of the CEO. The CEO’s individual objectives set forth by the Committee and later used to determine the bonus for 2003, included specific recommendations as a result of that evaluation.

Compensation of the CEO and Named Executive Officers

The Committee reviewed the salaries for Mr. Nassetta and all other executive officers in January 2003. Due to the continued decline in business in the lodging industry as a result of the effects of the economic recession, Mr. Nassetta’s salary remained at $800,000, the level it has been since 2001. Mr. Walter also did not receive a salary increase for 2003. Mr. Risoleo received a base increase to $400,000 and Mr. Marriott received a base increase to $350,000, in each case effective January 30, 2003. The Committee believed it was appropriate to increase Mr. Risoleo’s salary based on compensation data gathered by an independent consultant that showed his salary was below the desired level for his position relative to the Company’s comparison group. The Committee also increased Mr. Marriott’s salary based on the results of similar compensation data and because Mr. Marriott would no longer be participating in the Company’s long-term incentive stock program.

Based on corporate and individual performance criteria set by the Committee, Mr. Nassetta had an opportunity to receive between 50% – 150% of his base salary as bonus. Mr. Nassetta received an annual incentive award of $808,000 for 2003. This award was 101% of his fiscal year base salary earnings. The other named executive officers had an opportunity to receive generally between 37.5% – 120% of their base salary earnings in bonus based on the achievement of corporate and individual performance objectives established by the Committee. They received annual incentive awards for 2003 ranging from 75% to 101% of their base salary, with the exception of Mr. Risoleo, who received a bonus of 125% of his fiscal year base salary in part for exemplary service in resolving a number of insurance claims related to the New York World Trade Center Marriott and New York Marriott Financial Center hotels.

The Company’s previous three year long-term incentive stock program expired at the end of 2002. Of the shares available, approximately 64% vested based on satisfaction of vesting criteria for senior executive officers and approximately 36% were forfeited for failure to satisfy performance criteria set by the Committee. In January 2003, the Committee approved long-term incentive stock awards for all members of senior management for the three year period 2003-2005. The Committee engaged an independent consultant, reporting to the Committee, to assist in designing the new long-term incentive stock program. Under these multi-year grants, 25% of the shares vest on a yearly basis over the three-year period as long as the executive continues to be employed. The remaining 75% of the shares vest based on performance criteria established by the Compensation Policy Committee, including (i) satisfying an earnings-based measure (based on funds from operations per share) established each calendar year, and (ii) satisfying a total stockholder return measure. In addition, any shares not vested by satisfaction of these annual performance criteria may be earned at the end of the award period by satisfying a total cumulative stockholder return measure established in 2003 for the years 2003-2005. For the three year period 2003-2005, Mr. Nassetta received an award of 1,175,329 shares, Mr. Walter received an award of 807,049 shares, Mr. Risoleo received an award of 383,781 shares and Mr. Abji received an award of 153,081 shares. Of the portion of the total award eligible for release in 2003 based on the criteria established by the Committee for the year, ten percentage points of the eligible earnings-based awards were not released because the corporate performance measures were not fully satisfied. Restrictions on the time-based portion of the award were released.

Summary

The Committee believes that the caliber and motivation of our employees, and their leadership, are critical to our success in a competitive marketplace, particularly at a time when our industry faces several challenges. Effective and motivational compensation programs are essential ingredients to success. The Committee believes that our compensation programs are effective in serving us and our stockholders in the short and long term.

The Compensation Policy Committee

Ann McLaughlin Korologos, Chair

Judith A. McHale

Robert M. Baylis

PERFORMANCE GRAPH

The following graph compares the five-year cumulative total stockholder return on our common stock against the cumulative total returns of the Standard & Poor’s Corporation Composite 500 Index and a peer group index. The graph assumes an initial investment of $100 in our common stock and in each of the indexes, and also assumes the reinvestment of all dividends.

Comparisons of Five-Year Cumulative Total Stockholder Returns

The peer group index consists of: Boykin Lodging Company (BOY), Felcor Lodging Trust Inc. (FCH), Hilton Hotels Corporation (HLT), Hospitality Properties Trust (HPT), LaSalle Hotel Properties (LHO), MeriStar Hospitality Corporation (MHX), Starwood Hotels & Resorts Worldwide, Inc. (HOT) and Wyndham International, Inc. (WYN).

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Ms. Ann McLaughlin Korologos, Ms. Judith A. McHale and Mr. John G. Schreiber served on the Compensation Policy Committee during 2003. None of these persons was an officer or employee of the Company or any of its subsidiaries during 2003, or was formerly an officer or employee of the Company. Mr. Schreiber, who was a director and member of the Compensation Policy Committee until November 5, 2003, was affiliated with the owner of the Hyatt Regency Maui Resort and Spa, which the Company purchased later in November, after Mr. Schreiber’s resignation from the Board of Directors. Except for this transaction, which is described below, none of the members of the Compensation Policy Committee had any relationships with the Company or any of its subsidiaries requiring disclosure of interlocks or insider (employee) participation during 2003.

Acquisition of the Hyatt Regency Maui from Blackstone Real Estate Advisors, L.P.

On November 13, 2003, the Company closed on the acquisition of the 806-room Hyatt Regency Maui Resort and Spa. The purchase price was $321 million, or $398,000 per room, and was paid in cash. The acquisition was funded with the proceeds of the Company’s August 2003 and October 2003 equity offerings of 27.5 million and 23.5 million shares, respectively, resulting in net proceeds of approximately $501 million. These proceeds were contributed to Host Marriott, L.P. in return for 51 million operating partnership units.

The seller of the Hyatt Regency Maui is an affiliate of Blackstone Real Estate Advisors, L.P. John G. Schreiber, who, as noted above, was a director and member of the Compensation Policy Committee until November 5, 2003, is a co-founder and partner of Blackstone Real Estate Advisors, L.P., an affiliate of the Blackstone Group L.P.

In assessing the value of the property, the Company’s Board of Directors used a discounted cash flow analysis, taking into account the hotel’s past performance, estimated future performance and anticipated capital expenditure needs. Mr. Schreiber did not participate in any of the deliberations of the Company’s Board of Directors regarding this acquisition.

REPORT OF THE AUDIT COMMITTEE

To Our Stockholders:

The Audit Committee serves as the representative of the Board of Directors for general oversight of the Company’s financial accounting and reporting, systems of internal control and audit processes. Management of the Company has responsibility for preparing the Company’s financial statements, as well as for the Company’s financial reporting process and internal controls. KPMG LLP, acting as independent auditors, is responsible for performing an independent audit of the Company’s financial statements and for expressing an opinion on the conformity of the Company’s financial statements with accounting principles generally accepted in the United States. The Audit Committee is responsible for monitoring and overseeing these processes. The Audit Committee members are not professional accountants or auditors, and the Committee’s functions are not intended to duplicate or certify the activities of management and the independent auditors. In this context, the Audit Committee has:

•	reviewed and discussed with management the audited financial statements for the year ended December 31, 2003, including discussions of the quality, not merely the acceptability, of the Company’s accounting principles, the reasonableness of significant estimates and judgments and the clarity of disclosure in the Company’s financial statements;

•	discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees;

•	received the written disclosures and the letter from the independent auditors, KPMG LLP, required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees; and

•	discussed with KPMG LLP their independence from the Company and its management.

In reliance on the reviews, reports and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Company’s Annual Report for the year ended December 31, 2003. This report was filed with the Securities and Exchange Commission on March 2, 2004.

The Audit Committee operates under a written charter that is reviewed annually. Following the annual review, the Audit Committee recommended to the Board of Directors, and the Board of Directors adopted, an amended and restated Audit Committee Charter effective as of February 5, 2004. The charter was revised to reflect new listing rules adopted by the New York Stock Exchange and approved by the Securities and Exchange Commission in November 2003. The amendments to the charter strengthen the role of the Audit Committee in a number of respects and provide that:

•	the Committee will be responsible for discussing with management the Company’s major risk exposures, policies on risk management and the Company’s compliance with these policies;

•	the Committee will be responsible for resolution of any disagreements between management and the independent auditors regarding financial reporting;

•	if a Committee member serves on the audit committees of more than three public companies, the Board of Directors must determine that such service does not impair the ability of the member to effectively serve on the Company’s audit committee; and

•	the amendments also clarify and expand the primary purpose of the internal audit function, which is to provide the Committee and management with ongoing assessments of the Company’s risk management processes and system of internal control.

A copy of the amended and restated Audit Committee Charter is attached as Appendix B to this Proxy Statement. The above summary of amendments is qualified by reference to the complete charter, which should be read in its entirety.

The Audit Committee

Robert M. Baylis, Chair

Terence C. Golden

John B. Morse, Jr.

AUDITORS FEES

Principal Accountant Fees and Services

The Company was billed the following amounts for professional services by KPMG LLP (its independent auditors since May 22, 2002) for fiscal years 2002 and 2003:

	2003	2002
Audit fees (annual financial statements and review of quarterly financial statements) (1)	$1,325,500	$1,697,000
Audit related fees (2)	310,705	458,100
Tax fees	—	—
All other fees (3)	571,401	—

Total fees	$2,207,606	$2,155,100

(1)	For fiscal year 2002, this includes $1,062,000 for 2002 audits, as well as $635,000 for 2001 and 2000 re-audits.
(2)	Audit related fees consisted principally of fees for compliance audits, audits of financial statements of our employee benefit plan, and consultation on accounting issues.
(3)	This includes fees for comfort letters and consents for debt and equity offerings as well as fees for acquisition/disposition due diligence.

The Audit Committee concluded that the provision of these other non-audit services is compatible with maintaining the independence of KPMG LLP.

Pre-Approval Policy for Services of Independent Auditors

All services performed by KPMG LLP were pre-approved by the Audit Committee in accordance with its pre-approval policy adopted in 2003. The policy describes the audit, audit-related, tax, and other services permitted to be performed by the independent auditors, subject to the Audit Committee’s prior approval of the services and fees. On an annual basis, the Audit Committee will review and provide pre-approval for certain types of services that may be provided by the independent auditors without obtaining specific pre-approval from the Audit Committee. If a type of service to be provided has not received pre-approval during this annual process, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved cost levels or budgeted amounts will also require separate pre-approval by the committee.

The Audit Committee has designated the Senior Vice President and Corporate Controller to monitor the performance of all services provided by the independent auditors and to determine whether such services are in compliance with the pre-approval policy.

Policy for Hiring Members of the Audit Engagement Team

In 2003 the Audit Committee adopted a policy regarding the hiring of audit engagement team members to address the potential for impairment of auditor independence when partners and other members of the audit engagement team accept employment with the Company. Under the policy, the Company may not hire into a financial oversight role any individuals who were members of the Company’s audit engagement team for the prior year. Individuals not subject to the one-year “cooling off” period include, among others, persons who provided less than 10 hours of audit services and individuals whose employment resulted from an emergency or other unusual situation. In all such cases the Audit Committee must determine that the relationship is in the best interests of stockholders. In addition, the Company may not appoint a director who is affiliated with or employed by a present or former auditors of the Company until three years after the affiliation or auditing relationship has ended.

Other Company Accountants and Auditors

Currently, the Company has engaged Ernst & Young LLP for tax consultation and tax compliance services. Since 1996, the Company has engaged PriceWaterhouseCoopers LLP as its internal auditors. The purpose of the internal audit program is to provide the Audit Committee and Company management with ongoing assessments of the Company’s risk management processes and to review the effectiveness and design of internal controls at our properties and the Company’s corporate offices.

Change in Independent Auditors

On May 22, 2002, on the recommendation of the Audit Committee, our Board dismissed Arthur Andersen LLP as independent auditors and appointed KPMG LLP to serve as the Company’s independent auditors.

Arthur Andersen LLP’s reports on the Company’s consolidated financial statements for each of the past two fiscal years did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles. During the two fiscal years ended December 31, 2000 and 2001 through to May 22, 2002, the date Arthur Andersen LLP was dismissed, there were: (i) no disagreements with Arthur Andersen LLP on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure which, if not resolved to Arthur Andersen LLP’s satisfaction, would have caused them to make reference to the subject matter in connection with their report on our consolidated financial statements for such years; and there were no “reportable events” as defined by SEC rules.

We provided Arthur Andersen LLP with a copy of the foregoing statements and, in a letter dated May 16, 2002, Arthur Andersen LLP stated its agreement with these statements. A copy of this letter is included in our report on Form 8-K, filed with the SEC on May 24, 2002. In 2002, Arthur Andersen LLP billed the Company approximately $962,000 for audit and audit related services, $316,000 for tax services and $319,000 for other fees pertaining to insurance matters for our World Trade Center and Financial Center properties.

During the two fiscal years ended December 31, 2000 and 2001 and through to May 22, 2002, the date Arthur Andersen LLP was dismissed, we did not consult with KPMG LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, and we did not consult with KPMG LLP on any other matters or “reportable events” as defined by SEC rules.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationship between Marriott International, Inc. and Host Marriott

Prior to October 8, 1993, we and Marriott International, Inc. were operated as a single consolidated company. On October 8, 1993, in connection with the issuance of a special dividend, the consolidated company’s businesses were split between Host Marriott Corporation and Marriott International. Thereafter, we retained the lodging real estate business and the airport/toll road concessions business, while Marriott International took the lodging and service management businesses. On December 29, 1995, we distributed the airport/toll road concessions business to our stockholders.

Our ongoing relationships with Marriott International can be divided into three general categories:

•	distribution agreement and the related agreements stemming from our separation into two companies;

•	lodging management and franchise agreements relating to our properties; and

•	acquisition financing and joint ventures.

As of February 29, 2004, Richard E. Marriott, the Chairman of our Board, beneficially owned approximately 12.3% of the outstanding shares of common stock of Marriott International, and J.W. Marriott, Jr., who was one of our directors until his retirement from our Board in May 2002, beneficially owned approximately 13.3% of the outstanding shares of common stock of Marriott International. J.W. Marriott, Jr. also serves as Chairman of the Board and Chief Executive Officer of Marriott International, and Richard E. Marriott served as a director of Marriott International until May 2002. By reason of their ownership of such shares of common stock and their current and former positions as directors of Marriott International, they could be deemed in control of Marriott International within the meaning of the federal securities laws. Other members of the Marriott family might also be deemed control persons of Marriott International by reason of their ownership of shares of Marriott International and/or their relationship to other family members.

Distribution Agreement and Related Agreements

In connection with the separation of our business from that of Marriott International, we entered into a distribution agreement with Marriott International that allocated the assumption of liabilities and cross-indemnities so that each company shouldered the financial and legal responsibility for its respective businesses. This distribution agreement has been amended from time to time. In connection with our renegotiation of our management agreements with Marriott International, we amended the distribution agreement to terminate Marriott International’s right to purchase up to 20% of each class of our outstanding voting shares upon certain changes of control.

We also entered into other agreements with Marriott International in connection with the business separation which govern aspects of our ongoing relationships. These other agreements include:

Tax Sharing Agreement.    We entered into a tax sharing agreement with Marriott International that allocates the parties’ rights and obligations with respect to: (1) deficiencies and refunds of federal, state and other income or franchise taxes relating to our businesses for tax years prior to the separation; and (2) certain of our tax attributes after the separation. We have agreed to cooperate with each other and to share information in preparing tax returns and in dealing with other tax matters.

License Agreement.    We entered into a license agreement with Marriott International that grants us a non-exclusive, royalty-free, worldwide license to use the Marriott mark for corporate or partnership name purposes and only in connection with our activities relating directly to our business of developing, purchasing, leasing, selling and owning hotel properties. The license is subject to certain conditions, most significantly that the majority of all hotels owned by us are managed by or operated pursuant to a franchise granted by Marriott International or its affiliates.

Administrative Services Agreements and Office Space Lease.    We entered into agreements with Marriott International pursuant to which Marriott International provided certain continuing administrative services for us and our subsidiaries and by which we subleased office space from Marriott International. These services and the sublease were provided on market terms and conditions. In August 2002, we terminated the sublease and related administrative services agreements when we relocated to our current office space, although we continue to lease from Marriott International approximately 2,400 square feet of office space. In 2003, we paid Marriott International approximately $94,000 in rental fees for this office space.

Lodging Management and Franchise Agreements

Marriott International and certain of its subsidiaries have entered into management agreements with us and certain of our subsidiaries to manage Marriott- and Ritz-Carlton-branded full-service hotels owned or leased by us and our subsidiaries. Marriott International has also entered into franchise agreements with us and certain of our subsidiaries that allow us to use the Marriott brand, associated trademarks, reservation systems and other related items for seven Marriott hotels for which we have entered into operating agreements with hotel management companies other than Marriott International. In 2003, we and our subsidiaries paid $140 million in the aggregate in management and franchise fees to Marriott International.

In addition, certain of our subsidiaries are partners in a joint venture that owned 120 Courtyard by Marriott lodging properties as of December 31, 2003. These properties are operated by a subsidiary of Marriott International under long-term agreements. Our subsidiaries are co-general partners in the joint venture partnerships. In 2003, those partnerships paid fees of $28.6 million to Marriott International under those agreements. The partnerships also paid $15.7 million in rent to Marriott International in 2003 for leases of land upon which some of the partnerships’ hotels are located.

On July 25, 2002, we completed our negotiations with Marriott International to amend our management and other agreements for substantially all our Marriott and Ritz-Carlton hotels. These changes were effective as of December 29, 2001. The management contract changes include the following:

•	expanded approval rights over hotel operating budgets, capital budgets, shared service programs, and changes to certain system-wide programs;

•	a reduction in the amount of working capital requirements, and the expansion of an existing agreement that allows us to fund FF&E expenditures as incurred from one account that we control rather than depositing funds into individual escrow accounts at each hotel, which collectively increased cash available to us in July 2002 for general corporate purposes by approximately $125 million;

•	a reduction in incentive management fees payable on Marriott-managed hotels;

•	a gradual reduction in the amounts payable with respect to various centrally administered programs;

•	additional territorial restrictions for certain hotels in nine markets; and

•	clarification of existing provisions that limit our ability to sell a hotel or our Company to a competitor of Marriott International.

In addition to these modifications, we expanded the pool of hotels subject to an existing agreement that allows us to sell assets unencumbered by a Marriott management agreement and provided that any such sale be without the payment of any termination fees. The revised pool included 46 assets, 75% (measured by Earnings Before Interest Expense, Taxes, Depreciation and Amortization, or EBITDA) of which may be sold over approximately a ten-year or greater period without the payment of a termination fee (22.5% (measured by EBITDA) of which can be sold unencumbered by the Marriott brand).

Acquisition Financing and Joint Venture

Marriott International has provided financing to us for a portion of the cost of acquiring properties to be operated or franchised by Marriott International. One of our subsidiaries remains indebted to Marriott International for acquisition financing from prior years. The amount of such indebtedness as of December 31, 2003 was $19.5 million, of which $10.7 million was prepaid in February 2004. In 2003, Marriott International did not provide us with any new acquisition financing, although it is possible that Marriott International may from time to time provide this type of financing in the future.

Acquisition of the Hyatt Regency Maui from Blackstone Real Estate Advisors, L.P.

See “Compensation Committee Interlocks and Insider Participation” on page 23 for information on this transaction.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Federal securities laws require directors, executive officers, and owners of more than ten percent of our common stock to file reports with the SEC and with the New York Stock Exchange. These reports relate to the number of shares of our common stock that each of those persons beneficially owns, and any changes in their ownership. Based solely upon a review of copies of the forms furnished to the Company, we believe that all filing requirements were complied with during 2003 except as follows:

•	Due to an oversight, Richard E. Marriott, our Chairman of the Board, filed a late Form 4 report relating to the distribution of shares from the JWM Sr. Charitable Trust on December 9, 2003. Mr. Marriott is deemed to be a beneficial owner of these shares.

•	Due to an oversight, Judith A. McHale, a director, filed a late Form 4 report for stock units received from the Non-Employee Directors Deferred Stock Compensation Plan for the month of February 2003.

•	Due to an oversight, John A. Carnella, Treasurer and Senior Vice President, filed a late Form 4 report for transferring shares to a trust on March 3, 2003.

•	An amended Form 4 report was filed for each of our executive officers in February 2003 to report the inadvertent omission of forfeitures of restricted stock granted under the Company’s long-term incentive stock awards, and which did not vest for failure to satisfy performance criteria. The names of these executive officers are as follows: Richard E. Marriott; Christopher J. Nassetta; W. Edward Walter; James F. Risoleo; Richard A. Burton; John A. Carnella; and Elizabeth E. Abdoo.

STOCKHOLDER PROPOSALS FOR OUR NEXT ANNUAL MEETING

If you wish to submit a proposal to be included in the proxy statement for our 2005 annual meeting, we must receive it no later than December 15, 2004. The proposal must comply with the SEC’s proxy rules and should be sent to the Corporate Secretary at Host Marriott Corporation, 6903 Rockledge Drive, Suite 1500, Bethesda, MD 20817.

Additionally, the Company’s Bylaws include requirements which must be met if a stockholder would like to nominate a candidate for director or bring other business before the stockholders at the 2005 annual meeting, whether or not the proposal or nomination is requested to be included in the proxy statement. Those requirements include written notice to the Corporate Secretary (at the above address), no earlier than October 16, and not later than December 15, 2004, and which notice must contain all of the information required under our Bylaws, a copy of which is available, at no charge, from the Corporate Secretary.

OTHER MATTERS

Our Board is not aware of any other business that will be presented at the annual meeting. If any other business is properly brought before the annual meeting, proxies received will be voted in accordance with the recommendation of our Board. Discretionary authority with respect to such other matters is granted by execution of the enclosed proxy.

It is important that the proxies be returned promptly and that your shares be represented. You are urged to sign, date and promptly return the enclosed proxy card in the enclosed return envelope.

A copy of our 2003 Annual Report has been mailed concurrently with this proxy statement to all stockholders entitled to notice of and to vote at the annual meeting. The Annual Report is not incorporated into this proxy statement and is not considered proxy solicitation material.

We have filed an Annual Report on Form 10-K for the year ended December 31, 2003 with the SEC. You may obtain, free of charge, a copy of the Form 10-K (excluding exhibits) by writing to the Corporate Secretary, Host Marriott Corporation, 6903 Rockledge Drive, Suite 1500, Bethesda, Maryland 20817-1109. We will charge an amount equal to the reproduction cost if the exhibits are requested. Our Annual Report on Form 10-K may also be accessed electronically on our website (http://www.hostmarriott.com).

BY ORDER OF THE BOARD OF DIRECTORS,

ELIZABETH A. ABDOO
Corporate Secretary

Dated: April 15, 2004

Appendix A

TEXT OF PROPOSED AMENDMENT TO ARTICLES OF INCORPORATION

(marked to show changes from the existing Articles of Incorporation)

ARTICLE VII

Board of Directors

Section 7(a) Number of Directors~~; Classification~~. Effective upon the filing of these Articles of Amendment and Restatement with the State Department of Assessments and Taxation of Maryland, the number of directors shall be increased from two (2) to eight (8). Except as otherwise fixed by or pursuant to the provisions of Article VI hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional directors under specified circumstances, the number of directors may thereafter be increased or decreased pursuant to the Bylaws of the Corporation; provided such number established in accordance with the Bylaws is not decreased to less than three (3) nor increased to more than thirteen (13). ~~The directors, other than those who may be elected by the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, shall be divided into three classes as nearly equal in number as possible, with the term of office of one class expiring each year. One class of directors, consisting initially of three members, shall hold office initially for a term expiring at the annual meeting of stockholders in 1999 (Class I); another class, consisting initially of three members, shall hold office initially for a term expiring at the annual meeting of stockholders in 2000 (Class II); and the third class, consisting initially of two members, shall hold office initially for a term expiring at the annual meeting of shareholders in 2001 (Class III). In the event of any increase or decrease in the number of directors, other than resulting from the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional directors pursuant to the provisions of Article VI hereof, the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board of Directors among the three classes of directors so as to maintain such classes as nearly equal in number as possible. The names and classes of the directors upon the filing of these Articles of Amendment and Restatement with the State Department of Assessments and Taxation of Maryland who will serve until their successors are elected and qualify are:~~

~~Class of Director~~	~~Name~~

~~Class I:~~	~~J. W. Marriott, Jr.~~
~~Harry L. Vincent, Jr.~~
~~John G. Schreiber~~

~~Class II:~~	~~Robert M. Baylis~~
~~Ann Dore McLaughlin~~
~~Terence C. Golden~~

~~Class III:~~	~~R. Theodore Ammon~~
~~Richard E. Marriott~~

A-1

Appendix B

HOST MARRIOTT CORPORATION AUDIT COMMITTEE CHARTER

I.    Membership

The Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Host Marriott Corporation (the “Company”) shall consist of at least three members of the Board, as determined by the Board. Each Committee member shall satisfy the qualifications, financial literacy, financial expertise and independence requirements of The New York Stock Exchange and any other applicable law or regulation, as determined by the Board in its business judgment. In determining “independence,” the Board shall consider, in accordance with applicable rules and regulations, the employment, business, family and other relationships of the members. At least one member of the Committee shall be an “audit committee financial expert” within the definition adopted by the Securities and Exchange Commission (the “SEC”), or the Company shall disclose in its periodic reports required pursuant to the Securities Exchange Act of 1934 the reasons why at least one member of the Committee is not an “audit committee financial expert.” If a Committee member simultaneously serves on the audit committees of more than three (3) public companies (including the Company), the Board must determine that such simultaneous service does not impair the ability of the member to effectively serve on the Committee and disclose such determination in the Company’s annual proxy statement.

The members of the Committee, including the Chair of the Committee, shall be appointed annually by the Board on the recommendation of the Nominating and Corporate Governance Committee. Committee members may be removed from the Committee, with or without cause, by the Board. Any member of the Committee may resign at any time by giving written notice of his or her resignation to the Chair of the Committee.

II.    Purpose

The purpose of the Committee is (1) to assist the Board with its oversight responsibilities regarding the Company’s accounting and system of internal controls, the quality and integrity of the Company’s financial reports, the independence and qualifications of the Company’s outside auditor, the performance of the Company’s outside auditor and internal audit function, and the Company’s compliance with legal and regulatory requirements, and (2) to prepare the report required by the rules of the SEC to be included in the Company’s annual proxy statement. The Committee should endeavor to maintain free and open means of communication between the members of the Committee, the other members of the Board, the outside auditor, the internal auditor and the management of the Company in furtherance of its purpose.

In the exercise of its oversight, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements fairly present the Company’s financial position and results of operation and are in accordance with generally accepted accounting principles. Instead, the planning and conduct of the audit is the responsibility of the independent auditor and the financial statements are the responsibility of management. Nothing contained in this Charter is intended to alter or impair the operation of the “business judgment rule” as interpreted by the courts under the Maryland General Corporation Law. Further, nothing contained in this Charter is intended to alter or impair the right of the members of the Committee under the Maryland General Corporation Law to rely, in discharging their oversight role, on the records of the Company and on other information presented to the Committee, the Board or the Company by its officers or employees or by outside experts such as the outside auditor.

III.    Duties and Responsibilities

Outside Auditor

1.    The Committee shall be directly responsible for the appointment, compensation, retention and oversight of the work of the outside auditor in connection with the audit of the Company’s annual financial statements and related services (including resolution of any disagreements between Company management and the outside auditor regarding financial reporting). In this regard, the Committee shall have the sole authority to appoint and retain the outside auditor and shall periodically, but at least annually, evaluate the performance, qualifications and independence of the outside auditor, including the review and evaluation of the lead partner of the outside auditor, taking into account the opinions of management and the internal auditors (or other persons responsible for the internal audit function), and, if necessary, replace the outside auditor. As appropriate, the Committee shall submit the appointment of the outside auditor for stockholder approval at any meeting of stockholders. The outside auditor shall report directly to the Committee.

2.    The Committee shall approve in advance all audit engagement fees and terms of engagement and shall approve in advance all audit and non-audit services to be provided by the outside auditor. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the outside auditor. By approving the audit engagement, an audit service within the scope of the engagement shall be deemed to have been approved in advance. The Committee shall establish policies and procedures for the engagement of the outside auditor to perform non-audit services (including pre-approval of such services). The Committee may delegate authority to one or more members to grant pre-approvals of audit and permitted non-audit services, provided that decisions to grant pre-approvals shall be presented to the full Committee at its next scheduled meeting.

3.    The Committee shall receive and review, at least annually, a written statement from the outside auditor delineating all relationships between the outside auditor and the Company, consistent with Independence Standards Board Standard 1. The Committee shall actively engage in a dialogue with the outside auditor with respect to any disclosed relationships or services that, in the view of the Committee, may affect the objectivity and independence of the outside auditor. If the Committee determines that further inquiry is advisable, the Committee shall take any appropriate action in response to the outside auditor’s independence.

4.    The Committee shall receive and review, at least annually, a written report from the outside auditor describing the outside auditor’s internal quality-control procedures, any material issues raised by the most recent internal quality-control review, or peer review, of the outside auditor, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the outside auditor, and any steps taken to deal with any such issues.

5.    The Committee shall confirm with the outside auditor that the outside auditor is in compliance with the partner rotation requirements established by the SEC. The Committee shall further consider whether the Company should adopt a rotation of the annual audit among auditing firms.

Annual Audit

6.    The Committee shall meet with the outside auditor, the internal auditor and management in connection with each annual audit to discuss the scope of the audit, the procedures to be followed and the staffing of the audit.

7.    The Committee shall review1 and discuss the audited financial statements with the management of the Company and the outside auditor, including (i) major issues regarding accounting principles and financial

[1]	Auditing literature, particularly Statement of Accounting Standards No. 71, defines the term “review” to include a particular set of required procedures to be undertaken by independent accountants. The members of the Audit Committee are not independent accountants, and the term “review” as used in this Audit Committee Charter is not intended to have this meaning. Consistent with footnote 47 of the SEC Release No. 34-42266 (December 22, 1999), any use in this Audit Committee Charter of the term “review” should not be interpreted to suggest that the Committee members can or should follow the procedures required of auditors performing reviews of interim financial statements.

statement presentation, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies; (ii) analyses prepared by management and/or the independent auditor setting forth significant reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including analyses of the effects of alternative GAAP methods on the Company’s financial statements; (iii) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the Company’s financial statements; and (iv) the Company’s disclosures under “Management’s Discussion and Analysis of Financial Conditions and Results of Operations.”

8.    The Committee shall discuss with the outside auditor the matters required to be discussed by Statement on Auditing Standards No. 61 as then in effect including, among others, (i) the methods used to account for any significant unusual transactions; (ii) the effect of significant accounting policies in any controversial or emerging areas for which there is a lack of authoritative guidance or a consensus; (iii) the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditor’s conclusions regarding the reasonableness of those estimates; and (iv) any disagreements with management over the application of accounting principles, the basis for management’s accounting estimates or the disclosures in the financial statements.

9.    The Committee shall, based on the review and discussion in paragraphs 7 and 8 above, and based on the disclosures received from the outside auditor regarding its independence and discussions with the auditor regarding such independence in paragraph 3 above, conclude whether the audited financial statements should be included in the Company’s Annual Report on Form 10-K for the fiscal year subject to the audit.

10.    The Committee shall review and discuss with the Company’s CEO and CFO the basis for the certifications required by the rules and regulations of the SEC to be provided in the Company’s Form 10-K filing.

Quarterly Review

11.    The Committee shall review and discuss the quarterly financial statements with the management of the Company, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

12.    The outside auditor is required to review the quarterly financial statements to be included in any Form 10-Q of the Company using professional standards and procedures for conducting such reviews, as established by generally accepted auditing standards as modified or supplemented by the SEC, prior to the filing of the Form 10-Q. The Committee shall discuss with management and the outside auditor in person, at a meeting, or by conference telephone call, the results of the quarterly review, including such matters as significant adjustments, management judgments, accounting estimates, significant new accounting policies and disagreements with management.

13.    The Committee shall review and discuss with the Company’s CEO and CFO the basis for the certifications required by the rules and regulations of the SEC to be provided in the Company’s Form 10-Q filings.

14.    The Committee shall review and discuss with management corporate polices and procedures as to earnings press releases and financial information and earnings guidance provided to analysts and rating agencies, including the use of “non-GAAP financial measures.” The primary purpose of these discussions is to provide guidelines for the types of information to be disclosed and the type of presentation to be made. The Committee may, but is not required, to discuss in advance of publication each earnings release or each instance in which the Company provides earnings guidance. The Chair (or in his or her absence, a member designated by the Chair) may represent the entire Committee for purposes of this discussion.

Internal Controls

15.    The Committee shall meet as often as deemed necessary or appropriate, but not less than annually, to discuss with the outside auditor and the senior internal auditor the adequacy and effectiveness of the accounting and financial controls of the Company and the Company’s disclosure controls and procedures, and consider any recommendations for improvement of any such control procedures.

16.    The Committee shall discuss with the outside auditor and with management any letter of recommendation provided by the outside auditor and any other significant matters brought to the attention of the Committee by the outside auditor as a result of its annual audit. The Committee should allow management adequate time to consider any such matters raised by the outside auditor. The Committee shall also review with the outside auditor any audit problems or difficulties encountered by the auditor in the course of its audit work and management’s response to such problems or difficulties, including any restrictions on the scope of activities or access to required information. Among the items that the Committee may consider reviewing with the outside auditor are: (i) any accounting adjustments that were noted or proposed by the auditor but were “passed” (as immaterial or otherwise); (ii) any communications between the audit team and the independent auditor’s national office respecting auditing or accounting issues presented by the engagement; and (iii) any “management” or “internal control” letter issued, or proposed to be issued, by the independent auditor to the Company. The Committee shall obtain from the outside auditor assurances that Section 10A(b) of the Securities Exchange Act has not been implicated

Internal Audit

17.    The Committee shall review the appointment and replacement of the internal auditor. The Committee shall discuss at least annually with the senior internal auditor the activities, budget and organizational structure of the Company’s internal audit function and the qualifications of the primary personnel performing such function. The primary purpose of the internal audit function is to provide the Committee and management with ongoing assessments of the Company’s risk management processes and system of internal control.

18.    Management shall furnish to the Committee a summary of audit reports prepared by the senior internal auditor of the Company.

19.    The Committee shall, at its discretion, meet with the senior internal auditor to discuss any reports prepared by him or her or any other matters brought to the attention of the Committee by the senior internal auditor manager.

20.    The internal auditor shall be granted unfettered access to the Committee.

Other Responsibilities

21.    The Committee shall conduct an annual performance evaluation and shall similarly review and reassess the Committee’s Charter at least annually. The Committee shall submit any recommended changes to the Board for its consideration.

22.    The Committee shall provide the report, as required by Item 306 of Regulation S-K of the SEC, for inclusion in the Company’s Annual Proxy Statement.

23.    The Committee, through its Chair, shall report regularly, as deemed necessary or desirable by the Committee, but at least annually, to the full Board regarding the Committee’s actions, recommendations and conclusions, including its conclusions with respect to the outside auditor’s qualifications, performance and independence. It shall review with the full Board any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditors, or the performance of the internal audit function.

24.    The Committee shall establish clear hiring policies for employees and partners, and former employees and partners, of the Company’s outside auditor.

25.    The Committee shall establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal controls, or auditing matters and for the confidential, anonymous submission of concerns by employees regarding accounting and auditing matters.

26.    The Committee shall discuss periodically, but at least annually, with management the Company’s major financial risk exposures, management’s policies on financial risk management, and the Company’s compliance with these policies, including steps management has taken to monitor and control such exposures.

IV.    Outside Advisors

The Committee may, in its discretion, use the services of the Company’s regular corporate legal counsel with respect to legal matters or, at its discretion, retain independent legal counsel if it determines that such counsel is necessary or appropriate under the circumstances. The Committee may also, in its discretion, retain the services of any other experts, accountants, and other advisors that it deems necessary or appropriate to assist the Committee in the performance of its functions. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to any advisor retained by the Committee and for any administrative expenses of the Committee.

V.    Meetings and Procedures

1.    The members of the Committee shall appoint a Chair of the Committee by majority vote. The Chair (or in his or her absence, a member designated by the Chair) shall preside at all meetings of the Committee. The Committee may also create subcommittees, as it deems appropriate, consisting of one or more members who shall report on their activities at the next meeting of the Committee; provided, however, that the responsibilities and duties set forth in this Charter are the sole responsibilities of the Committee and may not be allocated to a different committee.

2.    The Committee shall have the authority to establish its own rules and procedures consistent with the bylaws of the Company for notice and conduct of its meetings, should the Committee, in its discretion, deem it desirable to do so.

3.    The Committee shall meet as often as may be deemed necessary or appropriate, but not less than four (4) times in each fiscal year, and more frequently as the Committee in its discretion deems desirable.

4.    The Committee may, in its discretion, include in its meetings members of the Company’s financial management, representatives of the outside auditor, the senior internal auditor and other financial personnel employed or retained by the Company.

5.    The Committee shall, periodically, meet with the outside auditor and the senior internal auditor in separate executive sessions to discuss any matters that the Committee believes should be addressed privately, without management’s presence. The Committee shall likewise meet privately with management, as it deems appropriate.

Committee Members

Robert M. Baylis (Chair)

Terence C. Golden

John B. Morse, Jr.

C/O EQUISERVE TRUST COMPANY N.A. P.O. BOX 8611 EDISON, NJ 08818-8611

ADMISSION TICKET

HOST MARRIOTT CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

THURSDAY, MAY 20, 2004, 11:00 A.M. EDT

The Ritz-Carlton, Tysons Corner, Salon 1 1700 Tysons Boulevard McLean, Virginia

AGENDA

1. ELECTION OF DIRECTORS

2. RATIFICATION OF KPMG LLP AS INDEPENDENT AUDITORS

3. PROPOSAL TO AMEND THE COMPANY’S ARTICLES OF INCORPORATION TO DE-CLASSIFY THE BOARD OF DIRECTORS

TRANSACTION OF OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING

It is important that your shares be represented at this meeting, whether or not you attend the meeting in person.

To make sure your shares are represented, we urge you to complete and mail the proxy card below.

If you and your guest plan on attending the Annual Meeting, please mark the appropriate box on the proxy card below.

Present this Admission Ticket to the Host Marriott Corporation representative at the entrance.

Please carefully detach here and return this proxy in the enclosed reply envelope.

Please mark votes as in this example.

3562

This proxy when properly executed will be voted in the manner directed herein. If no instruction is made, this proxy will be voted FOR election of directors, FOR proposal 2 and FOR proposal 3. In their discretion, the proxies are authorized to vote upon any other matters that may properly come before the Annual Meeting or any adjournments thereof.

The Board of Directors recommends a vote FOR Proposals 1, 2 and 3

1. Election of Directors: (see reverse)

FOR WITHHELD

2. Ratify Appointment of KPMG LLP as independent auditors

FOR AGAINST ABSTAIN

3. Proposal to amend the Company’s Articles of Incorporation to de-classify the Board of Directors

FOR AGAINST ABSTAIN

For, except vote withheld from the above nominee(s)

I WILL ATTEND THE ANNUAL MEETING

CHANGE OF ADDRESS/ COMMENTS ON REVERSE SIDE

Signature: Date: Signature: Date:NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

6903 Rockledge Drive, Suite 1500 Bethesda, Maryland 20817-1109

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD THURSDAY, MAY 20, 2004

The Annual Meeting of Stockholders of Host Marriott Corporation will be held on Thursday, May 20, 2004, at 11:00 a.m. in Salon I at The Ritz-Carlton, Tysons Corner, located at 1700 Tysons Boulevard, McLean, Virginia. Doors to the meeting will open at 10:30 a.m.

At the meeting, stockholders will be asked to consider and vote on the following proposals:

Proposal 1: Election of directors;

Proposal 2: Ratification of the appointment of KPMG LLP as independent auditors of the Company to serve for 2004, and

Proposal 3: Consideration of a proposal to amend the Company’s Articles of Incorporation to de-classify the Board of Directors.

Stockholders will also transact any other business that may properly come before the Annual Meeting.

If you were a stockholder of record at the close of business on March 30, 2004, you may vote at the Annual Meeting. Whether or not you plan to attend the meeting, please take the time to vote by completing and mailing this proxy card to us in the envelope provided.

By order of the Board of Directors, Elizabeth A. Abdoo Corporate Secretary

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

HOST MARRIOTT CORPORATION

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD THURSDAY, MAY 20, 2004, 11:00 A.M.

The undersigned appoints Elizabeth A. Abdoo and W. Edward Walter, or either of them, as proxies. Each shall have power to appoint his or her substitute. They are authorized to represent and vote, as designated on the reverse side, all shares of Host Marriott Corporation common stock held of record by the undersigned on March 30, 2004 at the Annual Meeting of Stockholders to be held on May 20, 2004, or any adjournment thereof.

Nominees for election as directors for three-year COMMENTS OR CHANGE OF ADDRESS terms expiring at the 2007 Annual Meeting:

Richard E. Marriott

Christopher J. Nassetta              Nominee for election as director for a one-year              term expiring at the 2005 Annual Meeting:

             John B. Morse, Jr. (If you have written in the above space, please mark the corresponding box on the reverse side of this card)

SEE REVERSE

SIDE